Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

INSPIRED ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share (Inspired Entertainment, Inc. 2023 Omnibus Incentive Plan)	457(c) and 457(h)	2,700,000	(3)	$9.44	$25,488,000	0.00014760	$3,762.03
Equity	Common stock, $0.0001 par value per share (Inspired Entertainment, Inc. 2023 Omnibus Incentive Plan) (Rollover from Inspired Entertainment, Inc. 2021 Omnibus Incentive Plan (Prior Plan))	457(c) and 457(h)	1,742,385	(4)	$9.44	$16,448,114	0.00014760	$2,427.74
Total Offering Amounts						$41,936,114		$6,189.77
Total Fee Offsets								$0
Net Fee Due								$6,189.77	(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Inspired Entertainment, Inc. (the “Registrant”) issuable under the above-named plans by reason of any stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($9.75) and low price ($9.13) for the Common Stock as reported on The Nasdaq Capital Market on March 4, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	Consists of 2,700,000 shares of Common Stock newly reserved for issuance under the Inspired Entertainment, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”).

(4)	Consists of 1,742,385 shares of Common Stock previously reserved for issuance under the Inspired Entertainment, Inc. 2021 Omnibus Incentive Plan (the “Prior Plan”), which became frozen upon the effectiveness of the 2023 Plan on May 9, 2023. No new awards may be granted under the Prior Plan subsequent to such effective date. The total number of shares shown is comprised of (i) 577,857 shares previously available for grant under the Prior Plan which rolled over into the 2023 Plan and (ii) 1,164,528 shares subject to outstanding unvested awards under the Prior Plan as of February 29, 2024 (reflecting the inclusion of performance awards at the target level of performance). To the extent outstanding awards under the Prior Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for grant under the 2023 Plan.

(5)	Paid herewith.